Exhibit (a)(11)

FOR IMMEDIATE RELEASE

                                                     CONTRACT:  Robert C. Fort
                                                                (757) 629-2714
                                                                (757) 463-3276

NORFOLK, VA. -- October 28, 1996 -- Norfolk Southern today released the following statement with respect to the lawsuit the Company has filed in federal court in Philadelphia against Conrail and CSX Corporation:

      "In its motion to dismiss Norfolk Southern's action, Conrail has once again shown no regard for the right of its shareholders to decide for themselves which offer they prefer.

      "The purpose of our lawsuit is to ensure that Conrail shareholders have complete and accurate information about the two offers and the opportunity to evaluate them on the merits. Given that chance, we're confident they'll conclude that Norfolk Southern's offer is clearly superior.

      "The directors and management of Conrail, in concert with CSX Corporation, have acted deliberately and illegally to deprive Conrail stockholders of free choice and the opportunity to maximize the value of their investments through the Norfolk Southern proposal.

      "Through our lawsuit, Norfolk Southern seeks the same result as purportedly sought by Conrail in its motion -- to `allow the shareholders of Conrail the opportunity to decide their futures for themselves.'"

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